AMENDMENT 1

EXHIBIT 10.26

AMENDMENT NO. 1
TO CIENA CORPORATION
TRANSFER OF CONTROL/SEVERANCE AGREEMENT

     This Amendment No. 1 (the “Amendment”) is made this _____ day of ______________, by and between CIENA Corporation, a Delaware corporation (together with its subsidiaries, the “Corporation”) and ______________ (the “Executive”) as an amendment to the Transfer of Control/Severance Agreement, dated as of __________________, by and between the Corporation and Executive (hereinafter, the “Agreement”). Except as otherwise indicated, defined terms in this Amendment have the same meaning as set forth in the Agreement.

Recitals

1.	Deletion and Replacement of Section 4.4. Section 4.4 of the Agreement shall be deleted and replaced in its entirety with the following:

4.4	Stock Options. All options granted to an Executive to purchase capital stock of the Corporation under any plan, program or arrangement maintained by the Corporation, shall become vested and exercisable upon a Transfer of Control to the extent provided for under the terms of such plan, program or arrangement. In addition to any accelerated vesting of the Executive’s options under such plan, program or arrangement, in the event that:

(i)	the Executive’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Executive, within one year after the Effective Date,

(ii)	the Executive executes a general release and waiver in accordance with Section 7.1, and

(iii)	the Executive satisfies the condition precedent set forth in Section 4.5,

then vesting of any of the Executive’s unvested options shall continue during the period of the continuation of the Executive’s salary as provided in Section 4.1; and the period during which unexercised and exercisable options may be exercised shall be extended for thirty days after the end of the salary continuation period; provided that,

(i)	if the exercise of any option within this time period is prevented by the requirements of federal or state securities laws as provided under the terms of the applicable plan, program or arrangement, then the option shall remain exercisable until three months after the date the

Executive is notified by the Company that the option is exercisable, but in no event later than ten years after the date of grant of the option; and

(ii)	if the exercise of any option within this time period would subject the Executive to suit under Section 16(b) of the Securities Exchange Act of 1934, the period for exercise shall be extended until the earliest to occur of (a) the tenth day following the date on which the Executive would no longer be subject to such suit, (b) the 190th day after the end of the salary continuation period, or (c) ten years after the date of grant of the option.

In all other instances, vesting of any such options shall cease on the last day of the Executive’s active employment with the Corporation, irrespective of the existence of salary continuation payments beyond such last day.

2.	Addition of Section 4.5. A new Section 4.5 shall be added as follows:

4.5. Condition Precedent. The Parties agree that payment of the severance benefits set forth in this Section 4 shall be conditioned upon and subject to the Executive’s agreement that, for a period of twelve months following the Executive’s last day of employment with the Corporation, the Executive will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Corporation, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or associated with any business or other commercial activity whose products or activities compete, in whole or in part, with the products or activities of the Corporation; provided, that the Executive may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

3.	Addition of Section 4.6. A new Section 4.6 shall be added as follows:

4.6. Remedies. In the event of a breach of Section 4.5 by the Executive, then the Executive shall immediately reimburse the Corporation the entire gross amount of the severance benefits paid to the Executive pursuant to Section 4 up to the date of such breach. The forfeiture provisions of this Section 4.6 shall be in addition to, and not in limitation of, any other remedies available to the Corporation at law or in equity.

4.	Ratification. Other than as set forth in this Amendment, all other terms and conditions of the Agreement remain unchanged. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

5.	Controlling Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first above written.

CIENA CORPORATION

By: Name:
Title:

EXECUTIVE

Name: